CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Highlights", "Additional Information About the Fund" and "Financial Statements" in the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 55 to the Registration Statement
(No. 2-34277) being filed under the Securities Act of 1933, (No. 35 under the Investment Company Act of 1940) on Form N-1A by Stralem Equity Fund and to the incorporation by reference therein of our report dated December 13, 2007 with respect to the financial statements and condensed financial information of Stralem Equity Fund included in its Annual Report (Form N-CSR) for the year ended October 31, 2007, filed with the Securities and Exchange Commission.

/s/ Eisner LLP

New York, New York
February 1, 2008